Yellowcake Completes Joint Venture on Baggs-Juniper Ridge Uranium Property

LAS VEGAS--(BUSINESS WIRE)—March 14, 2007--Yellowcake Mining Inc. (OTCBB: YCKM - News; "Yellowcake"), is pleased to announce that it has completed a definitive joint venture agreement with Strathmore Minerals Corp. ("Strathmore") on The Baggs, Juniper Ridge Project (Red Creek Claims and associated State of Wyoming Lease) uranium properties in Wyoming, USA.

As per the news release dated Tuesday January 30, 2007 Strathmore has optioned an 80% interest in the Baggs Properties to Yellowcake, as well as agreeing to be partners on the evaluation and development of the Strathmore Texas Database.

As previously outlined, Yellowcake will proceed on:

1.	issuing 9,000,000 shares to Strathmore;
2.	paying $100,000 USD, and $100,000 USD on the subsequent anniversary dates for 4 years for a total obligation of $500,000 USD;
3.

spending $1.6 million USD per year for a period of 5 years for a total commitment of $8 million USD. Yellowcake will earn 50% of the optioned interest upon spending $4 million USD and earn the remaining 50% optioned interest upon spending the additional $4 million USD;

4.	paying a Royalty payment of 3% on the optioned portion of all future production.
5.

the initial financing of the evaluation of the Texas Database (also known as the Conoco files). Subsequently, Strathmore and Yellowcake will be 50/50 partners in the development of the identified targets resulting from the database.

William Tafuri, director of Yellowcake, commented: "The completion of this agreement is a milestone for Yellowcake in becoming a strong uranium focused company. With the recent completion of our successful financing, we are prepared to move aggressively ahead on our business plan."

Yellowcake (OTCBB: YCKM) is an American based resource company dedicated to the acquisition and development of potential uranium properties within the United States.

Yellowcake Mining Inc.

William Tafuri, 1-877-338-4438

www.yellowcakemining.com.

LEGAL NOTICE REGARDING FORWARD LOOKING STATEMENTS

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include that Yellowcake may become a strong uranium focused company; and that we are prepared to move aggressively ahead on our business plan. It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data, that we may not be able to raise sufficient funds to complete the payment obligations; that weather, new equipment may not perform as anticipated; logistical problems or hazards prevent us from exploration or from fulfilling our joint venture obligations once formed; that any resource is available for exploitation on these properties; that we may not be able to attract or retain key employees or advisors in the current competitive environment; that results that we have found in any particular holes are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the disclosure of junior exploration reporting company reports filed from time to time with the Securities and Exchange Commission.

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